FORM OF RETENTION RSU AGREEMENT

EXHIBIT 10.3
AMERICOLD REALTY TRUST
2017 EQUITY INCENTIVE PLAN
Restricted Stock Unit Agreement
This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into by and between Americold Realty Trust, a Maryland real estate investment trust (the “Company”), and [●] (the “Participant”).
Grant Date:                 ____________________________________
Number of Restricted Stock Units:     ____________________________________
This grant also includes Dividend Equivalents, which are described below.
1.Grant of Restricted Stock Units and Dividend Equivalents.
1.1Pursuant to Section 9.1 of the Americold Realty Trust 2017 Equity Incentive Plan (the “Plan”), the Company hereby issues to the Participant an Award of Restricted Stock Units (the “Restricted Stock Units”), in the number set forth above. Each Restricted Stock Unit represents the right to receive one Share, subject to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.
1.2Each Restricted Stock Unit includes one Dividend Equivalent. A Dividend Equivalent entitles the Participant to a cash payment equal to the cash dividends declared on a Share during the vesting period (if any). Payment of the Dividend Equivalents will be made as provided in Section 5.3.
1.3The Restricted Stock Units shall be credited to a separate account maintained for the Participant on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.
2.Consideration. The grant of the Restricted Stock Units and related Dividend Equivalents is made in consideration of the services to be rendered by the Participant to the Company or its Subsidiaries.
3.Vesting.
3.1Except as otherwise provided in this Agreement, provided that the Participant has not incurred a Termination of Service as of the applicable vesting date, the Restricted Stock Units will vest and no longer be subject to any restrictions in accordance with the following schedule: 1
[INSERT FOR SENIOR MANAGEMENT]

Vesting Date	Number of Restricted Stock Units That Vest
[INSERT DATE THAT IS 2 YEARS FROM GRANT DATE]	33.33%
[INSERT DATE THAT IS 3 YEARS FROM GRANT DATE]	33.33%
[INSERT DATE THAT IS 4 YEARS FROM GRANT DATE]	33.34%
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1NTD: Insert applicable vesting schedule.

[INSERT FOR NON-SENIOR MANAGEMENT]

Vesting Date	Number of Restricted Stock Units That Vest
[INSERT DATE THAT IS 1 YEAR FROM GRANT DATE]	50%
[INSERT DATE THAT IS 2 YEARS FROM GRANT DATE]	50%
Once vested, the Restricted Stock Units become "Vested Units."
3.2Except as provided in Sections 3.3 and 3.4 of this Agreement, the foregoing vesting schedule notwithstanding, upon the Participant's Termination of Service for any reason at any time before all of his or her Restricted Stock Units have vested, the Participant's unvested Restricted Stock Units shall be automatically forfeited and neither the Company nor any Subsidiary shall have any further obligations to the Participant under this Agreement.
3.3If the Participant’s Termination of Service occurs as a result of a Termination of Service by the Company without Cause [or by the Participant for Good Reason (as such term is defined in the Participant’s written employment agreement with the Company)]2, any Restricted Stock Units which would have vested on the next scheduled vesting date (as provided in Section 3.1 above) following the Termination of Service date shall immediately become vested.
3.4If, within the twelve (12) month period following a Change in Control, the Participant’s Termination of Service occurs as a result of a Termination of Service by the Company without Cause [or by the Participant for Good Reason (as such term is defined in the Participant’s written employment agreement with the Company)]3, any Restricted Stock Units which remain unvested at the time of such Termination of Service shall immediately become vested.
4.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, until such time as the Restricted Stock Units and Dividend Equivalents are settled and/or paid in accordance with Sections 5 and 6 of this Agreement, the Restricted Stock Units and Dividend Equivalents (or the rights relating thereto) may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or Dividend Equivalents (or the rights relating thereto) shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units and Dividend Equivalents will be forfeited by the Participant and all of the Participant's rights to such interests shall immediately terminate without any payment or consideration by the Company.
___________________________
2NTD: Include for individuals with “Good Reason” provision in their employment agreement.
3NTD: Include for individuals with “Good Reason” provision in their employment agreement.

5.Rights as Shareholder; Dividend Equivalents.
5.1Except as otherwise provided in this Section 5, the Participant shall not have any rights of a shareholder with respect to the Shares underlying the Restricted Stock Units (including, without limitation, any voting rights with respect to the Shares underlying the Restricted Stock Units) unless and until the Restricted Stock Units vest and are settled by the issuance of Shares in accordance with Section 6 of this Agreement.
5.2Upon and following the settlement of the Restricted Stock Units, the Participant shall be the record owner of the Shares underlying the Restricted Stock Units unless and until such Shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company.
5.3If, during the vesting period provided in Section 3, the Company declares a cash dividend on the Shares, then, as soon as administratively practicable following the payment date of the dividend to the Company’s shareholders (and in no event later than the end of the calendar year in which the dividend is paid to the Company’s shareholders), the Participant shall receive such Dividend Equivalents in cash in an amount equal to the dividends that would have been paid to the Participant if one Share had been issued on the Grant Date for each Restricted Stock Unit granted to the Participant as set forth in this Agreement. Dividend Equivalents shall not be eligible for dividend reinvestment.
6.Settlement and Payment of Restricted Stock Units.
6.1Subject to Section 9 of this Agreement, as soon as administratively practicable following the applicable vesting date provided in Section 3.1 (but in no event later than the end of the calendar year in which such Restricted Stock Units become vested), the Company shall (a) issue and deliver to the Participant the number of Shares equal to the number of Vested Units (as adjusted to satisfy the tax withholding requirements provided in Section 9 of this Agreement), and (b) enter the Participant’s name on the books of the Company as the shareholder of record with respect to the Shares delivered to the Participant.
6.2Notwithstanding Section 6.1 of this Agreement, in accordance with Section 3.2 of the Plan, the Committee may, but is not required to, prescribe rules pursuant to which the Participant may elect to defer settlement of the Restricted Stock Units. Any deferral election must be made in compliance with such rules and procedures as the Committee deems advisable.
If the Participant is deemed a "specified employee" within the meaning of Code Section 409A, as determined by the Committee, at a time when the Participant becomes eligible for settlement of the Restricted Stock Units upon his "separation from service" within the meaning of Code Section 409A, then to the extent necessary to prevent any accelerated or additional tax under Code Section 409A, such settlement will be delayed until the earlier of: (a) the date that is six months following the Participant's separation from service and (b) the Participant's death.
6.3To the extent that the Participant does not vest in any Restricted Stock Units for any reason, all interest in such Restricted Stock Units and any related Dividend Equivalents shall be forfeited. The Participant has no right or interest in any Restricted Stock Units or Dividend Equivalents that are forfeited.
7.No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an Employee, consultant, advisor or Nonemployee

Trustee of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Participant's employment or service at any time for any reason.
8.Adjustments. If any change is made to the outstanding Shares or the capital structure of the Company, if required, the Restricted Stock Units shall be adjusted in any manner as contemplated by Section 4.4 of the Plan.
9.Tax Liability, Net Settlement and Withholding.
9.1The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation, including any Dividend Equivalents, paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock Units or Dividend Equivalents and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes in accordance with Section 22.2 of the Plan.
9.2Without limiting Section 9.1 of this Agreement, upon settlement of the Restricted Stock Units as provided in Section 6 of this Agreement, the Company shall have the right in its sole discretion to withhold a portion of the Shares that have a Fair Market Value equal to the amount required to be withheld by the Company (or its Subsidiaries) to satisfy the applicable federal, state and local tax withholding requirements, domestic or foreign, unless the Company, in its sole discretion, requires the Participant to make alternate arrangements satisfactory to the Company for such withholdings in advance of the arising of any withholding obligations.
9.3Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units, grant or payment of Dividend Equivalents or the subsequent sale of any Shares; and (b) does not commit to structure the Restricted Stock Units or Dividend Equivalents to reduce or eliminate the Participant's liability for Tax-Related Items.
10.Clawback Policy. This Award shall be subject to the terms and conditions of the Company’s Incentive Based Compensation Recoupment Policy adopted effective January 23, 2018, a copy of which has been provided to the Participant and which is incorporated herein by reference. This Award is also subject to the requirements of any applicable law, government regulation, or stock exchange listing requirement with respect to the recovery of incentive compensation.
11.Compliance with Law. This Award and the issuance or transfer of Shares in accordance with Section 6 of this Agreement shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Shares may be listed. No Shares shall be issued or transferred unless and until any then applicable requirements of state and federal law and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
12.Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Committee, care of the Company, at the Company's principal corporate offices. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant's address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Committee) from time to time.

13.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Georgia without regard to conflict of law principles.
14.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.
15.Restricted Stock Units and Dividend Equivalents Subject to Plan. This Agreement is subject to the Plan as approved by the Company's shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
16.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant's beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units and related Dividend Equivalents may be transferred by will or the laws of descent or distribution.
17.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
18.Discretionary Nature of Plan. The Plan is discretionary and may be amended, altered, suspended or terminated by the Board at any time, in its discretion. The grant of the Restricted Stock Units and Dividend Equivalents in this Agreement does not create any contractual right or other right to receive any Restricted Stock Units, Dividend Equivalents or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Committee and the Board. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant's employment with, or service to, the Company or its Subsidiaries.
19.Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock Units and related Dividend Equivalents, prospectively or retroactively; provided, that, no such amendment shall materially impair the previously accrued rights of the Participant under this Agreement without the Participant's consent, subject to the provisions of Section 21 of the Plan.
20.Code Section 409A. This Agreement is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Code Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Code Section 409A.
21.No Impact on Other Benefits. The value of the Participant's Restricted Stock Units and related Dividend Equivalents is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
22.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
23.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units and related Dividend Equivalents subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units, payment of related Dividend Equivalents or disposition of the underlying Shares, and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AMERICOLD REALTY TRUST
By: _____________________ Name: Title:

[PARTICIPANT NAME]
By: _____________________ Name: